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           [LETTERHEAD OF TYLER COOPER & ALCORN, LLP APPEARS HERE]



                                 October 23, 1997



Glastonbury Bank and Trust Company
2461 Main Street
Glastonbury, Connecticut  06033-2000



     Re: Agreement and Plan of Reorganization, dated as of August 18, 1997, by and between SIS Bancorp, Inc. and Glastonbury Bank and Trust Company


Ladies and Gentlemen:

     In connection with the registration by SIS Bancorp, Inc., a Massachusetts corporation ("SIS"), of shares of its Common Stock, par value $.01 per share, for issuance in connection with the Agreement and Plan of Reorganization dated as of August 18, 1997 by and between SIS and Glastonbury Bank & Trust Company, a Connecticut bank and trust company ("GBT"), this opinion is furnished to you to be filed as Exhibit 8.1 to the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission (the "SEC").

     We have acted as counsel for GBT in connection with the transactions contemplated by the Agreement and Plan of Reorganization, dated as of August 18, 1997 (the "Agreement"), by and between SIS and GBT. All capitalized terms used herein and not otherwise defined herein shall have the same meanings assigned to them in the Agreement.

     In preparing this opinion, we have examined the documents indicated below and made such investigations of law as we have considered necessary or proper to render the opinions expressed below. We have assumed (a) the genuineness of all signatures of all person executing agreements, instruments, or documents examined or relied upon by us, (b) the due execution and delivery, pursuant to due authorization, of all agreements, instruments or documents by parties thereto other than GBT, (c) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies, and (d) the legal capacity of natural persons.

     In connection with this opinion, we have examined the following documents:

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     (a)  The Agreement and the schedules thereto; and



     (b) The certification addressed to us and to Messrs. Sullivan & Worcester LLP attached hereto as Exhibit A.


     Although we have not independently investigated the matters therein described, we have assumed the authenticity and accuracy of the certification attached hereto, and on which we have relied in issuing this opinion.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

     Based upon and subject to the foregoing, we are of the opinion that the Acquisition Merger will, under current law, constitute a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and SIS and GBT will each be a party to the Acquisition Merger within the meaning of Section 368(a) of the Code.

     As a tax-free reorganization, the Acquisition Merger will have the following Federal income tax consequences for GBT shareholders and GBT:

     1. No gain or loss will be recognized by holders of common stock, par value of $.01 per share of GBT ("GBT Common Stock") as a result of the exchange of such shares for shares of SIS common stock, with a par value of $2.50 per share ("SIS Common Stock") pursuant to the Acquisition Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares and by shareholders electing to exercise their appraisal rights under Connecticut law. Any cash received by a shareholder of GBT in lieu of a fractional share or as a result of the appraisal process, will be treated as received in exchange for such fractional share and not as a dividend, and, assuming that the GBT Common Stock is a capital asset in the shareholder's hands, any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in GBT Common Stock allocable to such fractional share interest.

     2. The aggregate tax basis of the shares of SIS Common Stock received by each shareholder of GBT will equal the aggregate tax basis of such shareholder's shares of GBT Common Stock (reduced by any amount allocable to fractional share interests for which cash is received)

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exchanged in the Acquisition Merger.

     3. The holding period for the shares of SIS Common Stock received by each shareholder of GBT will include the holding period for the shares of GBT Common Stock of such shareholder exchanged in the Acquisition Merger, provided that such shares are held as capital assets at the Effective Time.

     4. GBT will not recognize gain or loss as a result of the Acquisition
Merger.

     Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign to any party, of the Acquisition Merger or of any transactions related to the Acquisition Merger or contemplated by the Agreement.

     We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of a result.

     The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes which may thereafter be brought to our attention. Our opinion is based on statutory laws, agency rules, regulations and policies and judicial decisions that are effective on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adapted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. The opinion is also based upon the Acquisition Merger occurring in strict compliance with the Agreement and upon the accuracy at all times of the certification attached hereto as Exhibit A.

     In rendering this opinion, we have assumed that you have the power and authority to execute, deliver, and perform all agreements and documents executed by you; that you have duly and validly executed and delivered such agreements and documents; and that such agreements and documents are legally valid and binding on and enforceable against you.

     This opinion is solely for your benefit in connection with the consummation of the Acquisition Merger. This opinion may not be quoted, relied upon or furnished to any other person or entity, including any governmental entity, or be used for any other purpose, without the prior written consent of this firm.


     We hereby consent to the use of this opinion in connection with the registration of the offering and sale of SIS Common Stock with the SEC under the Securities Act, and to the reference to us in the Joint Proxy Statement-Prospectus which constitutes a portion of said registration and is incorporated

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within the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.


                                     Very truly yours,


                                     TYLER COOPER & ALCORN, LLP



                                     By: ______________________________
                                         Partner

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                                   Exhibit A



 REPRESENTATIONS OF SIS BANCORP, INC. AND GLASTONBURY SURVIVING CORPORATION AND
                                 TRUST COMPANY


Messrs. Tyler Cooper & Alcorn, LLP
CityPlace \ 35th Floor
Hartford, Connecticut  06103-3488

Messrs. Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts  02109



     These representations and warranties are being submitted by and on behalf of the corporations whose names appear below (collectively the "Merging Parties") and are furnished to you in connection with the consummation of the Mergers (collectively the "Merger") described in the Agreement and Plan of Reorganization among the Merging Parties dated as of August 18, 1997 (the "Agreement") and the rendering of your legal opinions as to the tax effects of the Merger upon the Merging Parties and their shareholders. Each of the Merging Parties hereby acknowledges that such opinions will be rendered in reliance on the representations and warranties contained herein.

     For purposes of this certificate, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement. As used herein, the term "the Surviving Corporation" shall mean GBT as the surviving corporation in the Merger.

     1. The ratio for the exchange of shares of Glastonbury Surviving Corporation and Trust Company ("GBT") for common stock of SIS Bancorp, Inc. ("SIS") in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the SIS stock and other consideration received by each GBT shareholder will be approximately equal to the fair market value of the GBT stock surrendered in the exchange.

     2. There is no plan or intention by the shareholders of GBT who own 5 percent or more of the GBT stock, and to the best of the knowledge of the management of GBT, there is no plan or intention on the part of the remaining shareholders of GBT, to sell, exchange or otherwise dispose of a number of shares of SIS stock received in the Merger that would reduce the GBT shareholder's ownership of SIS stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of GBT as of

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the same date. For purposes of this representation, shares of GBT stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of SIS stock will be treated as outstanding GBT stock on the date of the Merger. Moreover, shares of GBT stock and shares of SIS stock held by GBT shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

     3. Following the Merger, the Surviving Corporation will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by GBT immediately prior to the
Merger: For purposes of this representation, amounts paid by the Surviving Corporation to dissenters, amounts paid by the Surviving Corporation to shareholders who receive cash or other property, Surviving Corporation assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by GBT immediately preceding the transfer, will be included as assets of the Surviving Corporation held immediately prior to the Merger.

     4. Prior to the Merger, SIS will be in control of the Merger Subsidiary within the meaning of Section 368(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

     5. Following the Merger, the Surviving Corporation will not issue additional shares of its stock that would result in SIS' losing control of the Surviving Corporation within the meaning of Section 368(c)(1) of the Code.

     6. SIS has no plan or intention to reacquire any of its stock issued in the Merger.

     7. SIS has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with and into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation: or to cause the Surviving Corporation to sell or otherwise dispose of any of the assets of Surviving Corporation acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(c) of the Code.

     8. The liabilities of the Surviving Corporation and the liabilities to which the transferred assets of Surviving Corporation are subject were incurred by GBT in the ordinary course of its business. No liabilities of any person other than GBT will be assumed by SIS or the Surviving Corporation in the Merger, and none of the shares of Surviving Corporation to be surrendered in exchange for SIS common stock in the Merger will be subject to any liabilities. The assumption by the Surviving Corporation of the liabilities of GBT pursuant to the Merger is for a bona fide business purpose, and the principal purpose of such assumption is not the avoidance of Federal income tax on the transfer of assets from GBT to the Surviving Corporation pursuant to the Merger.]

     9. Following the Merger, the Surviving Corporation will continue the historic business of GBT or use a significant portion of GBT's business assets in a business.

     10. SIS, the Merger Subsidiary, GBT, and the GBT shareholders will pay their

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respective expenses, if any, incurred in connection with the Merger.

     11. There is no intercorporate indebtedness existing between SIS and GBT that was issued, acquired, or will be settled at a discount.

     12. In the Merger, shares of GBT stock representing control of GBT, as defined in Section 368(c)(1) of the Code, will be exchanged solely for voting stock of SIS. For purposes of this representation, shares of GBT stock exchanged for cash or other property originating with SIS will be treated as outstanding GBT stock on the date of the Merger.

     13. None of the parties to the Merger is an investment company as defined in Section 368(a)(2)(f)(iii) and (iv) of the Code.

     14. None of the parties is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(a) of the Code.

     15. On the date of the Merger's becoming effective, the fair market value of the assets of GBT transferred to the Surviving Corporation will equal or exceed the sum of the liabilities assumed by the Surviving Corporation, plus the amount of liabilities, if any, to which the transferred assets are subject.

     15.  No stock of the Surviving Corporation will be issued in the Merger.

     16. The payment of cash in lieu of fractional shares of SIS stock is solely for the purpose of avoiding the expense and inconvenience to SIS of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the GBT shareholders instead of issuing fractional shares of SIS stock will not exceed one percent of the total consideration that will be issued in the Merger to the GBT shareholders in exchange for their shares of GBT stock. The fractional share interests of each GBT shareholder will be aggregated, and no GBT shareholder will receive cash in an amount equal to or greater than the value of one full share of SIS stock.

     17. None of the compensation received by any shareholder-employees of GBT will be separate consideration for, or allocable to, any of their shares of GBT stock: None of the shares of SIS stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     18. SIS will pay or assume only those expenses of GBT that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

     19. The Merger will be consummated in compliance with the terms of the Agreement and none of the material terms and conditions has been waived or modified, and none of the

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undersigned corporations has any plan or intention to waive or modify any such material condition.

     This certificate is being furnished to you solely for your benefit and for use in rendering your opinions and is not to be used, circulated, quoted or otherwise referred to for any other purpose other than inclusion in your opinions without the express written consent of each of the undersigned. All of the foregoing certifications are true to the best knowledge of the management of the undersigned corporations as those certifications relate to or affect the corporation which such management runs and operates.



                                      SIS BANCORP, INC.


                                      By___________________________________
                                         Its President



                                      GLASTONBURY BANK AND TRUST
                                      COMPANY


                                      By___________________________________
                                         Its President

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